UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 10, 2009

GENERAL MOTORS COMPANY

(Exact Name of Company as Specified in its Charter)

333-160471	DELAWARE	27-03832222
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan		48265-3000
(Address of Principal Executive Offices)		(Zip Code)

(313) 556-5000

(Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Agreement.

On June 1, 2009 in connection with the bankruptcy of Delphi Corporation (“Delphi”), General Motors Corporation (currently Motors Liquidation Company referred to herein as “MLC”), which sold substantially all of its assets to General Motors Company (“GM”) on July 10, 2009, entered into a Master Disposition Agreement (“MDA”) that provided that it would acquire Delphi’s global steering business and its facilities in Kokomo, Indiana, Rochester, New York, Lockport, New York, and Grand Rapids, Michigan and form a company with Parnassus Holdings II, LLC (an affiliate of Platinum Equity) to acquire substantially all of Delphi’s remaining assets (the “Assets”). On August 10, 2009, the MDA was terminated.

As previously disclosed in MLC’s Form 8-K filed June 5, 2009, MLC (solely with respect to certain provisions), Delphi, GM Components Holdings, LLC, Parnassus Holdings II, LLC, and the other sellers and other buyers that are parties thereto entered into the MDA. On June 16, 2009, the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order directing Delphi to conduct an auction process to allow bids from other parties, including the lenders of Delphi’s debtor-in-possession (“DIP”) financing (“DIP Lenders”) to purchase the Assets. On July 26, 2009, a new Master Disposition Agreement (the “New MDA”) relating to the Assets was entered into with the DIP Lenders on similar terms and conditions as the MDA. The New MDA, among Delphi, GM Components Holdings, LLC, GM (solely with respect to certain provisions), DIP Holdco 3, LLC, and the other sellers and other buyers was previously disclosed in GM’s Form 8-K filed July 30, 2009. The Bankruptcy Court entered an order approving the transaction with the DIP Lenders on July 30, 2009.

Certain of the parties to the MDA and the New MDA entered into a letter agreement on July 31, 2009 that provided that the MDA would automatically terminate ten days after the entry of the Bankruptcy Court order approving the new MDA so long as that order was not stayed. Since no stay was granted during the ten days after the order, the MDA terminated automatically on August 10, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Company)

Date: August 14, 2009	By:	/s/ NICK S. CYPRUS
(Nick S. Cyprus Vice President, Controller and Chief Accounting Officer)